Exhibit 99.1

Company Proposal

DIP and Secured Debt

•  Refinanced in full at exit with new first lien debt.

•  Debt at emergence: $7.25 billion.

•  Exit first lien term loan and notes backstopped by Jackson Crossover Ad Hoc Group.

•  Backstop Premium equal to 2.5%, subject to financing terms reasonably acceptable to the Company.

•  Secured Creditor Settlement same as in plan of reorganization filed on February 12, 2021, subject to a reservation of rights for Jackson Crossover Ad Hoc Group to object to settlement.

Existing Jackson Unsecured Debt	Cash	• $750 million.
	Common Equity	• 95% prior to any exercise of warrants and subject to dilution by the MIP and CVRs.
	CVR	• None.

Existing HoldCo Debt (ICF, Envision, Lux, Intelsat S.A.) (“HoldCo Consideration”)	Cash	• Cash remaining at HoldCos plus $37.5 million from Jackson, net of transaction costs/fees.
	Common Equity	• 5% prior to any exercise of warrants and subject to dilution by the MIP and CVRs.
	Warrants	• 8% warrants struck at $3.75 billion (7% above plan equity value). • 1.5% warrants struck at $5.625 billion (60% above plan equity value).
CVR

•  33% of any CVR proceeds, net of fees, taxes, and expenses; equity issued on account of CVR to be issued at plan value (adjusted for CVR proceeds remaining at the Company); aggregate CVR proceeds value capped at $300 million.

MIP		• Up to 8% of common equity (6.375% granted at emergence).

Other		• Commercially reasonable efforts to emerge as a private company.

Jackson Crossover Ad Hoc Group Proposal

DIP and Secured Debt

•  Refinanced in full at exit with new first lien debt.

•  Debt at emergence: $7.125 billion.

•  Exit first lien term loan and notes backstopped by Jackson Crossover Ad Hoc Group.

•  Backstop Premium equal to 2.5%.

•  Make-whole settlement equal to:

•  2022 Secured Notes – $55 million for June 2021 emergence and $34 million for December 2021 emergence;

•  2024 Secured Notes – none.

•  Agree to current default interest settlement as part of a global settlement on Make-whole amounts.

Existing Jackson Unsecured Debt	Cash	• $625 million.
	Common Equity	• 95% prior to any exercise of warrants and subject to dilution by the MIP and CVRs.
	CVR[1]	• 70% of any CVR proceeds, net of fees, taxes, and expenses[2]; equity issued on account of CVR to be issued at market or appraised value and capped at $175 million[3].

Existing HoldCo Debt (ICF, Envision, Lux, Intelsat S.A.) (“HoldCo Consideration”)	Cash	• Cash remaining at HoldCos, net of transaction costs/fees. • Allocation to achieve global deal without further cost to Jackson.
	Common Equity	• 5% prior to any exercise of warrants and subject to dilution by the MIP and CVRs.
	Warrants	• 8% warrants struck at $4.5 billion equity value (25% above plan equity value of $3.625 billion). • 1.5% warrants struck at $5.4 billion equity value (50% above plan equity value of $3.625 billion).
	CVR[1]	• 28% of any CVR proceeds, net of fees, taxes, and expenses[2]; equity issued on account of CVR to be issued at market or appraised value and capped at $70 million[3].

C-Band CVR[1]		• CVR is triggered upon $4.9 billion of proceeds received and retained by Jackson (to be reduced by any amount paid to SES).

MIP

•  Target pool of $115 million (3.2%) up to $184 million (5.1%) with performance leverage.

•  $48 million (1.3%) up to $77 million (2.1%) granted at emergence with performance leverage (3-year ratable vesting on time-based RSUs).

•  2% of any CVR proceeds, net of fees, taxes, and expenses[2]; equity issued on account of CVR to be issued at market or appraised value and capped at $5 million[3].

[1]	Based on C-Band proceeds received in excess of $4.9 billion in Accelerated Relocation Payments.
[2]	Including any additional costs to clear faster which are not covered by FCC cost reimbursements.
[3]

At the option of the Company, CVR consideration to be paid in cash. Aggregate equity issued at market or appraised value (measured at the time incremental C-Band proceeds are received) / cash paid on account of C-Band CVR capped at $250 million.

Other

•  Company will not be public unless the Jackson Crossover Ad Hoc Group consents.

•  Board selected by Jackson Crossover Ad Hoc Group steering committee – process TBD.

•  Assumes no further value provided by Jackson to any HoldCo or any HoldCo creditor, other than the value to be received by HoldCos as set forth in this term sheet (the “HoldCo Consideration”).

•  Assumes (a) court approval of 9019 agreement among HoldCos at or prior to confirmation; (b) maintenance of tax unity; and (c) confirmed plan / 9019 settlement shall provide for: (i) broad plan / settlement injunction preventing interference with restructuring transactions (including in Luxembourg) and (ii) full mutual releases/injunction/no further litigation, which plan, for the avoidance of doubt, shall be in form and substance satisfactory to the Jackson Crossover Ad Hoc Group.

•  If court does not confirm plan embodying above conditions, then (a) no HoldCo Consideration shall be distributed and (b) the Jackson plan shall automatically toggle to a Jackson only plan, and Debtors shall exert their best efforts to obtain confirmation and consummation of such plan for Jackson and its subsidiaries, and which plan shall be in form and substance satisfactory to the Jackson Crossover Ad Hoc Group.

•  If there is no settlement with a creditor constituency, then the Jackson Crossover Ad Hoc Group may continue to prosecute the guarantee litigation (including both the motions for summary judgment and objections) against the applicable non-settling creditor constituency and such creditor constituency’s respective debtor(s), and the debtors shall not participate in that litigation. If there is a settlement approved by the Jackson Crossover Group with all creditor constituencies and all HoldCos, then the guarantee litigation shall be put on hold, subject to confirmation of a plan supported by the Jackson Crossover Ad Hoc Group. If such plan is not confirmed, the Jackson Crossover Ad Hoc Group may continue to prosecute the guarantee litigation and the debtors shall not participate in such litigation.

•  HoldCos to pay (a) 100% of HoldCo advisor professional fees and expenses and (b) 23% of fees and expenses of professionals retained to represent all Debtors.